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                                                                     EXHIBIT 5.2

                                 PPM WORLDWIDE

June 30, 1997                                           PPM America, Inc.
                                                        225 West Wacker Drive
                                                        Chicago, Illinois 60606
                                                        Telephone (312) 634-2500

Mr. Daniel J. Smoke
Vice President and Chief Financial Officer
Bucyrus International, Inc.
1100 Milwaukee Avenue
South Milwaukee, WI 53172-0500

RE: $45 million Term Loan Commitment (the "Facility") between Bucyrus
    International, Inc. ("Bucyrus"), as borrower, and PPM America Special Investments Fund, L.P. (the "Fund"), as lender; dated April 14, 1997.

Dear Dan:

     Bucyrus has requested a 45 day extension of the Closing Date for the $45 million Commitment referenced above. In that connection, the Fund is pleased to extend the Closing Date from the current deadline of July 15, 1997, to August 30, 1997 (the "Extension"). All other Terms and Conditions of the Facility shall remain unchanged from the original April 14, 1997, Commitment Letter and Exhibit A.

     By your signature below, you agree to pay Three Hundred Thirty-Seven Thousand and Five Hundred Dollars ($337,500 U.S.), as consideration for this extension of the Closing Date ("Extension Fee"), as well as accelerating payment of the Facility Fee of Four Hundred Fifty Thousand Dollars ($450,000 U.S.). Both amounts are payable to the PPM America Special Investments Fund, L.P.

     This Extension shall be governed by, and construed in accordance with, the laws of the State of New York.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us the enclosed duplicate original of this letter ("Extension Letter") not later than 12:00 p.m., Chicago Time, on Monday, June 30, 1997. The fund's proposal to extend hereunder shall expire at this time unless the Fund has received such executed originals and payment of the fees.

     Upon signing this Extension Letter, please wire transfer the Extension and Facility Fees to the following account:

     Bank Name: Norwest Bank Minnesota, N.A.
     ABA #: 091000019
     Crediting Account Name: Norwest MN TTEE for PPM America Special Investments Fund
     Account number:

     This Extension Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

                                          Very truly yours,

                                          PPM AMERICA SPECIAL
                                          INVESTMENTS FUND, L.P.

                                          By: /s/ Levoyd E. Robinson

                                            ------------------------------------

Agreed to and accepted as of
the date first above written,

BUCYRUS INTERNATIONAL, INC.

By: /s/ Daniel J. Smoke

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